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                          WATSON PHARMACEUTICALS, INC.
                                 EXHIBIT INDEX
                                    FORM 8-K


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 Exhibit
 Number           Description of Document                                        Page
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 99               Joint Press Release of Watson Pharmaceuticals, Inc. and
                  Royce Laboratories, Inc. relating to the consummation of the
                  Merger.
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                                   EXHIBIT 99

                  WATSON PHARMACEUTICALS COMPLETES ACQUISITION
                             OF ROYCE LABORATORIES

CORONA, CA - (April 16, 1997) - -Watson Pharmaceuticals, Inc. (Nasdaq: WATS) and Royce Laboratories, Inc. today announced that the stockholders of Royce approved the merger of Watson Pharmaceuticals and Royce Laboratories at the stockholders' meeting on April 16, 1997. The transaction was consummated on Wednesday, April 16, 1997. In connection with the merger, each outstanding share of Royce common stock will be exchanged for .19 of a share of Watson common stock, and each outstanding option and warrant to purchase shares of Royce common stock will convert into the right to purchase a share of Watson common stock based on the same exchange ratio. Royce and Watson intend for the merger to be treated as a "pooling of interests" for accounting purposes and as a tax-free reorganization for federal income tax purposes. After the merger, Royce will operate as a wholly-owned subsidiary of Watson.

Dr. Allen Chao, Chairman and Chief Executive Officer of Watson commented, "Royce fits well with one of our strategies (i.e. expanding our generic product line). Their product line, which currently includes 21 off-patent prescription drugs in 43 dosage strengths, complements Watson's with minimal overlap. We look forward to their contributions from their expertise and their product line."

Patrick J. McEnany, Chairman and Chief Executive Officer of Royce added, "We are very excited to become a part of the Watson team and look forward to increasing our leadership position in specialty and off-patent pharmaceuticals."

The following important factors may affect both Watson's and Royce's actual results and could cause such results to differ materially from forward-looking statements made by, or on behalf of, Watson and/or Royce. Such factors include, but are not limited to, changing market conditions, the availability and cost of raw materials, the impact of competitive products and pricing, the timely development, FDA approval and market acceptance of Watson's and Royce's products and other risks detailed herein and from time to time in Watson's Securities and Exchange Commission filings.

Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is engaged in the manufacture and sale of off-patent medications and proprietary pharmaceutical products.